EX-35.3
ANNUAL STATEMENT OF COMPLIANCE

Pooling and Servicing Agreement dated August 1, 2007 (the "Pooling and Servicing Agreement") by and among Merrill Lynch Mortgage Investors, Inc., as Depositor, Keycorp Real Estate Capital Markets, Inc., as Master Servicer No.1, Wells Fargo Bank, National Association as Master Servicer No.2, LaSalle Bank National Association, as Trustee and Custodian, Midland Loan Services, Inc. as Special Servicer and LNR Partners, Inc., as Special Servicer for the Farallon Portfolio Loan Combination

ML-CFC 2007-8


I, Susan K. Chapman, a Vice President of LNR Partners, Inc. as Special Servicer under the Pooling and Servicing Agreement, on behalf of the Special Servicer and not in my individual capacity, hereby certify that:

1. I have reviewed the activities performed by the Special Servicer under the Pooling and Servicing Agreement during the period commencing on November 28, 2007 through the end of fiscal year 2007 (the "Reporting Period") and the Special Servicer's performance under the Pooling and Servicing Agreement has been made under my supervision; and

2. To the best of my knowledge, based on such review, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.


LNR PARTNERS, INC.


By: /s/ Susan K. Chapman
Susan K. Chapman
Vice President